EXHIBIT 10.32

                       AGREEMENT FOR FOOD SERVICES

This Agreement, made this 6th day of April, 2001, by and between the GOODWILL INDUSTRIES OF WESTERN CONNECTICUT located at 165 Ocean Terrace, Bridgeport, CT 06605 (hereinafter referred to as GOODWILL) and HOST AMERICA CORPORATION, located at Two Broadway, Hamden, CT 06518-2697 (hereinafter referred to as HOST) for the provision of cafeteria, catering, vending and office coffee refreshment food service.

                               WITNESSETH

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

GOODWILL hereby grants to HOST, the exclusive right to operate the cafeteria, vending, office coffee, and refreshment food services at or upon GOODWILL premises and the non-exclusive right to provide catering services. HOST will install vending machines as shall be mutually agreed upon, and will keep such equipment and machines adequately serviced and supplied with appropriate merchandise of good quality and in good working order.

LOCATION OF EQUIPMENT: The location of all manual and vending equipment and other facilities to be supplied by HOST shall be mutually agreed upon. Any moves of Host vending or other equipment necessitated by growth or building rearrangements by GOODWILL will be performed by HOST under conditions to be mutually agreed upon as the occasion arises. HOST shall make no alterations in the Premises unless authorized by GOODWILL in writing.

OWNERSHIP OF EQUIPMENT: GOODWILL will furnish to HOST, without charge, food preparation and cafeteria areas, adequate sanitary toilet facilities, dining room furniture and food storage areas, owned by GOODWILL that is to be used in connection with the food service. Any property furnished by GOODWILL shall remain the property of GOODWILL at all times. Any equipment provided by HOST hereunder will be identified with a label marked "Property of Host America". All such equipment supplemental to the services that have been supplied by HOST shall remain HOST property at all times. GOODWILL will take reasonable precautions to protect said

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equipment from damage and will permit HOST to remove said equipment upon termination of this Agreement or upon termination of any renewal thereof.

MAINTENANCE AND EQUIPMENT: The division of responsibility between GOODWILL and HOST is hereafter provided.

GOODWILL will be responsible for:
a) cleaning of the dining area floors, for the day-to-day cleaning of the dining area, (other than tables and chairs) and for the cleanliness of walls, ceilings, windows and light fixtures;

b)   removal of all kitchen and dining room trash and garbage as needed;

c) furnish, at GOODWILL's sole expense, all utilities including gas, electric, hot and cold water and lights required to provide food service to customers;

d) furnishing exterminator services, semiannual cleaning of hoods, ducts and filters; and quarterly cleaning of grease traps or as needed;
e) furnishing maintenance services if and when required for the proper maintenance and repairs of said premises, fixtures, furniture and GOODWILL owned equipment, and replacing said equipment when mutually agreed upon, except in those cases where the necessity for replacement is caused through the negligence of HOST employees;

f) furnish all kitchen and servery equipment (the "equipment"), that shall include, but not be limited to ovens, stoves, sinks, refrigerators, freezers, signage, smallwares, trays, china, hot & cold pans, toaster, slicer and shelving. GOODWILL shall replace smallwares as needed; and

As a cost of operation, HOST and on-site HOST employees will be responsible for:

a) keeping said premises, furniture, fixtures and manual food service equipment and vending machines in a clean and sanitary condition in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities,

b) routine cleaning of the kitchen, cold storage areas and counter areas, storing and preparing serving and disposing of all food and food stuffs in a clean and sanitary manner, in accordance with all recognized standards for such activities and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities.

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c)  laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.);

d) purchasing of all food and supplies at normal wholesale or trade prices;

e)  routine daily cleaning of the dining room tables and chairs;

f) repairing of vending machines and replacing of vending equipment as required;

g)  determining all prices for food services;

h)  conducting the food service in a businesslike manner;

i) maintaining the cafeteria in good condition and allowing for normal wear and tear; and

MENUS & HOURS: HOST will post menus that will be nutritionally acceptable to GOODWILL.

CATERING: HOST, on request, will cater functions for GOODWILL upon 24 hours advance notice and at prices and terms that are mutually acceptable to the parties. GOODWILL will be responsible for any charges made by third parties at its facility for catering functions performed, and HOST will invoice GOODWILL for any such charges.

LICENSES AND PERMITS: HOST shall obtain and maintain throughout the term of this Agreement and any renewal thereof, all necessary permits, licenses and other approvals required by law for its operation hereunder. As a cost of operation, said permits and licenses shall be obtained prior to commencement of operation. HOST expects to begin operations on Monday, April 16, 2001 or upon 30 days notice from GOODWILL. GOODWILL agrees to cooperate with HOST and to execute such documents as shall be reasonably necessary or appropriate for HOST, to obtain said permits, licenses and approvals.

UTILITIES: GOODWILL shall, at its expense, provide HOST with necessary and sufficient refrigeration, freezer space, heat, light, water, gas, electricity, and an extension telephone. GOODWILL will furnish a phone line that is Internet capable. HOST will be responsible for a computer and printer.

RECORDS: HOST, will at all times maintain an accurate record of all merchandise inventories, sales, revenues, taxes (other than sales tax) and operational expenses, in connection with the operation of the manual food service. GOODWILL will receive all

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cash and charge sales daily from the cafeteria operation.  All sales taxes will be GOODWILL's responsibility to pay and report. HOST shall keep all records on file for a period of seven years, and HOST shall give GOODWILL employees and its agents the privilege, at any reasonable time, of auditing its records.

INSURANCE: During the term of this Agreement, HOST will obtain and keep in force Comprehensive Insurance including Public Liability and Product Liability insurance with limits of $2,000,000.00 per occurrence and $2,000,000.00 aggregate combined single limit for bodily injury and property damage. Workers' Compensation insurance will be provided in line with statutory limits. HOST will maintain and keep in force a $10,000,000 umbrella policy.

INDEMNIFICATION: HOST will indemnify and hold GOODWILL harmless from loss, damage, or liability solely and directly arising from negligent acts or omissions of HOST's employees, contractors, or agents only when engaged under this Agreement.

BINDING EFFECT: This Agreement will be binding upon will inure to the benefit of the parties hereto and their respective successors, assigns and representatives.

PERSONNEL POLICIES: All food and vending service employees will be HOST employees and on HOST payroll. All persons employed by HOST at GOODWILL premises shall be in uniform at all times and sign a non-disclosure confidentiality form as part of employment. HOST employees shall comply with all applicable laws, rules and regulations at any time promulgated by GOODWILL for the safe, orderly and efficient conduct of all activities being carried out while on GOODWILL premises.

HOST shall not retain at the premises any employee not acceptable to GOODWILL for any reason. If GOODWILL objects to the continued employment of any HOST employee, it shall notify HOST in writing, stating the reason for its objections.

GOODWILL will allow employees and agents of HOST access to service areas and equipment at all reasonable times, throughout GOODWILL premises. HOST, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. HOST employment policies meet the requirements of the Fair Labor

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Standards Act and all other regulations required by the United States
Department of Labor. HOST is and at all times will continue to be an equal opportunity employer.

ACCOUNTING: HOST will keep records by accounting periods with each month ending on the last Friday of the month. HOST will bill GOODWILL monthly for sums due under Contract Addendum A. Any statement rendered is due and payable within 30 days after receipt. Accounts that are more than 30 days in arrears, are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts.

FINANCIAL CONSIDERATION: HOST will operate all food services as listed in the contract Addendum A statement, on a management fee basis. The management fee is to be assessed to the operating statement at the rate of seven point four percent (7.4%) of total costs. GOODWILL agrees to reimburse HOST for the operating shortfall (cost to GOODWILL) as described in the Monthly Operating Statement, including $215.00 per week for reimbursements for General Administrative expenses realized by HOST. In addition HOST will provide a vending commission of ten percent (10%) of sales, less taxes to GOODWILL. This will be shown as a credit to GOODWILL on the monthly statement.

ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between HOST and GOODWILL may be agreed upon in writing and effected by appropriate officials of the parties. All obligations hereunder are subject to federal, state and local regulations. In the event the building or said premises, or any facility in which HOST equipment and machines are located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty, and if HOST is prevented from operating hereunder because of such damage or because of riots, strikes, lockouts, or labor difficulties at GOODWILL, the same shall not be
considered as a default under the provisions of this Agreement.   In the
event of any such interruptions, there shall be an equitable adjustment of the amounts payable by GOODWILL hereunder.

CONFIDENTIAL INFORMATION: Certain proprietary materials including recipes, signage, surveys, management procedures, and similar information regularly used in

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HOST'S operations shall be confidential information.  GOODWILL will not disclose any confidential information, directly or indirectly, during or after the term of Agreement. GOODWILL will not photocopy or otherwise duplicate any such materials without HOST'S written consent. All confidential information will remain HOST'S exclusive property and will be returned to HOST immediately upon termination of this Agreement.

HOST can not release any publications that mention GOODWILL without previous written authorized permission from GOODWILL.

COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about Monday, April 16, 2001, and shall remain in force for five (5) years thereafter, unless terminated as herein provided. Thereafter, the Contract shall automatically renew for one (1) year increments unless terminated by either party as provided below. HOST may terminate the contract without cause, first having given ninety (90) days written notice to GOODWILL, of intention to do so. GOODWILL may terminate the contract without cause, by giving HOST ninety (90) days written notice of its intention to do so. By such termination, neither party may nullify obligations already incurred for performances or failure to perform prior to the date of termination. Upon any such termination, the occupancy of GOODWILL premises shall end and HOST agrees to waive any claim for damages, including loss of anticipated income. In the event that either party defaults or fails to observe the provisions of the contract and the agreement contained herein on its part to be performed, the aggrieved party may give notice, in writing, of intention to terminate the contract. The party at fault will have ten (10) days to remedy the breach. If not remedied, the contract may be terminated thirty (30) days from the date of the original notification of default. HOST shall restore the facilities, equipment, and other items furnished by GOODWILL in the condition in which received, allowing for reasonable wear and tear. HOST shall be responsible for all losses and damages to GOODWILL facilities resulting from HOST'S default, failure, or negligence during the term of contract. Any notice to be given hereunder shall, if to HOST, be sent to Geoffrey Ramsey, President, Host America Corporation, Two Broadway, Hamden, CT 06518-2697, by registered mail; and, if to GOODWILL, be sent to Catherine Jordan,

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Goodwill Industries of Western Connecticut, 165 Ocean Terrace, Bridgeport,
CT 06605, by registered mail.

STATE LAW DEFINITION: The provisions of this Agreement shall be construed under the laws of the State of Connecticut.

In witness whereof, the parties have executed this Agreement as of the date first above written.

                              Goodwill Industries of Western Connecticut

                              By_______________________

                              duly authorized



                              Host America Corporation

                              By________________________
                              Geoffrey Ramsey
                              President
                              duly authorized



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